EXHIBIT 10.4

February 7, 2005

Michael Levitan
c/o Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, IN 46204

     Re: Amendment to Employment Agreement

Dear Mickey:

     This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated September 9, 2002 (the “Agreement”), upon the terms and subject to the conditions set forth in this letter (the “Amendment”).

     Except as otherwise provided below, this Amendment is effective upon execution by you. Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement. This shall confirm that the parties have agreed as follows:

1. The Term of the Agreement has been extended through February 29, 2008. After February 28, 2005, “Contract Year” shall mean the twelve (12) month period commencing on March 1, 2005 and on each anniversary thereof during the Term.

2. Effective March 1, 2005, Executive’s title shall be changed to Executive Vice President – Human Resources.

3. The Base Salary shall be increased to Two Hundred Eighty Thousand Dollars ($280,000) each Contract Year during the Term, commencing with the Contract Year beginning March 1, 2005 (“FYE 06”).

4. After payment of any Contract Year Bonus earned for the period ending February 28, 2005, Section 6.2 shall be modified to reflect the following: Commencing with FYE 06, the target amount of the Contract Year Bonus shall be increased to One Hundred Forty Thousand Dollars ($140,000) each Contract Year, Exhibit A to the Agreement shall be deleted and shall be of no further force and effect, and the third and fourth sentences of Section 6.2 shall be deleted and replaced with the following language:

     “Employer may pay all or a portion of any Contract Year Bonus in Shares in the same manner utilized for other senior management level employees.”

Unless subsequently changed by the Compensation Committee, the performance goals for FYE 06 shall be:

Target Bonus		Performance Goal
1.	$56,000	Domestic Radio Station Operating Income Target
2.	$42,000	Other Emmis Operating Income Target
3.	$42,000	Individual Performance (Discretionary)

Domestic Radio Station Operating Income and Other Emmis Operating Income, or any other applicable performance targets or goals, shall be defined and determined by the Compensation Committee each Contract Year. The Compensation Committee reserves the right to amend the performance goals to the Lxtent it deems appropriate in order to take into account any material acquisition, disposition, reorganization, recapitalization or other material transaction involving Employer or its properties. Executive shall earn a certain percentage of each Contract Year Bonus in accordance with the applicable bonus scale adopted by the Employer for the subject Contract Year.

5. Section 6.3 shall be deleted in its entirety and replaced with the following language:

     “6.3 Equity Incentive Compensation. Each Contract Year during the Term, beginning with FYE 06, at such time as Employer generally awards equity incentive compensation to members of Employer’s senior management team, Executive shall receive Four Thousand Five Hundred (4,500) Shares (as defined below) and an option (“Option”) to acquire Fifteen Thousand (15,000) Shares. As used herein, “Shares” shall mean shares of Class A Common Stock of Emmis Communications Corporation. The grants of Options and Shares shall be pursuant to the terms and subject to the conditions of the applicable Equity Incentive Plan of Employer, the Option agreement evidencing the Option grant and the restricted stock agreement evidencing the grant of Shares. In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spinoff, share combination, consolidation, or similar event, including without limitation a Separation Event, the number and class of all Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Agreement (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable Equity Incentive Plan of Employer, the Option agreement evidencing the grant of the Option and the restricted stock agreement evidencing the grant of Shares. The determination of the Compensation Committee shall be conclusive and binding.”

6. After the delivery of any Bonus Shares earned pursuant to Section 6.4, Section 6.4 shall be deleted in its entirety and replaced with the following language:

     “6.4 Completion Bonus. On or about February 29, 2008, Executive shall receive Ten Thousand (10,000) Shares (the “Completion Shares”); provided, that (i) this Agreement is in effect on February 29, 2008 and has not been terminated for any reason (other than a breach of this Agreement by Employer); and (ii) Executive has fully performed all of Executive’s duties and obligations under this Agreement throughout the Term and is not in breach of any of the material terms and conditions of this Agreement.

The Completion Shares shall be freely transferable when delivered to Executive subject to Employer’s securities trading policy and applicable federal and state law. Employer shall have the right, in its sole and absolute discretion, to pay to Executive the value of the Completion Shares (in the same manner applied to other senior management level employees) in cash in lieu of granting Executive the Completion Shares.”

7. Effective FYE 06, the dollar amount set forth in Section 6.5 shall be increased to One Thousand Dollars ($1,000).

8. Effective March 1, 2005, Section 15.9 shall be deleted and shall be of no further force and effect.

9. Section 11.4 shall be deleted in its entirety and replaced with the following language:

     “11.4 Change in Control. In the event of a “Change in Control”, the rights and obligations of Executive and Employer shall be set forth in the separate Change in Control Agreement attached to this Agreement as Exhibit B. Exhibit B supersedes and replaces in its entirety the Change in Control Agreement previously executed by the parties. “Change in Control” shall have the meaning ascribed to it in Exhibit B. Notwithstanding anything to the contrary contained herein or in Exhibit B, a Change in Control shall be deemed not to have occurred if, immediately following a Separation Event (as defined below): (i) Jeffrey H. Smulyan is Chairman or Chief Executive Officer of Employer or any successor thereto, including without limitation, any entity established as a result of a Separation Event (collectively, “Successor”); or (ii) Smulyan retains the ability to vote at least fifty percent (50%) of all classes of stock of the Employer or any Successor; or (iii) Smulyan retains the ability to elect a majority of the Board of Directors of Employer or any Successor. “Separation Event” shall be defined as any event whereby Employer elects to separate or bifurcate its radio and television divisions by means of merger, corporate reorganization, sale or disposition of assets, spin off, tax-free reorganization, or otherwise.”

10. In Section 14, Gary Kaseff’s address has been changed to 3500 W. Olive Avenue, Suite 1450, Burbank, California 91505.

11. The length of time set forth in Section 15.12(a) shall be increased to twelve (12) months.

All of the terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect unless specifically modified in this Amendment. All references to the Term or its expiration or termination shall be adjusted to properly reflect the language set forth above. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.

Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know. I look forward to much continued success together.

Sincerely,

/S/ Jeffrey H. Smulyan
Jeffrey H. Smulyan, Chairman and Chief Executive
Officer, Emmis Operating Company

ACCEPTED AND AGREED:

/S/ Michael Levitan

Michael Levitan

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